BALSAM VENTURES AND COOL CAN TECHNOLOGIES
SIGN EXCLUSIVE LICENSE AGREEMENT

Arcadia, California, January 8, 2004, Balsam Ventures, Inc. (OTCBB: BLSV/ Berlin BB: BV7) (“Balsam”) and Cool Can Technologies, Inc. (OTC Pink Sheets: CCTI) (“Cool Can”), jointly announce today that they have entered into an exclusive License Agreement, whereby Balsam will have the ability to market Cool Can’s proprietary self-chilling beverage container technology to beverage producers and brand owners in both the European Union Countries (“EU”) and The Peoples Republic Of China (‘PRC’).

In exchange for the Exclusive Licensing Rights in the two regions, Cool Can will receive from Balsam 5 million common shares of its capital stock, with the shares to be issued pursuant to this agreement to be deemed “restricted shares”.

In addition, Cool Can will receive an ongoing royalty of 5% of revenues realized by Balsam’s licensing of the technology and an additional ongoing royalty of 2% of all revenues realized by Balsam through the sale of the InstaCool chilling module insert or related products. Balsam is also required to pay Cool Can a guaranteed monthly minimum royalty of $5,000 per month commencing January 15, 2006. The exclusive License Agreement will be for a term of 40 years , unless sooner terminated or extended by mutual consent. The agreement is effective as of November 30, 2003, and terminates all prior agreements which required Balsam to make certain payments and expenditures in the short term.

Balsam is the owner of the Exclusive Licensing Rights to the InstaCool chilling system in both the EU and the PRC.

Cool Can is the owner of InstaCool, a unique proprietary patented technology which may be utilized with any aluminum container for soft drinks, beer, juice or water and which chills the beverage quickly when opened by the consumer.

David Lam	Bruce Leitch
For Balsam Ventures, Inc.	For Cool Can Technologies, Inc.

For more information please call Cool Can Technologies, Inc. at (604) 688-8619

This document may contain certain forward-looking statements regarding Balsam Ventures, Inc. and Cool Can Technologies, Inc. (the “Companies”) including statements about their operations, prospects and expectations about future financial results, including, but not limited to, future revenues and earnings. The words "estimate", "possible," "expects", "anticipates", "believes", "seeking" and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially and are subject to change at any time. The Companies' actual results could differ materially from expected results. The Companies undertake no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Companies' most recent Annual Reports on Form 10-KSB.